Exhibit 10.8  Agreement with Better Health Technologies, Inc.

December 19, 2001

David Moskowitz, MD, MA (Oxon), FACP
Chief Medical Officer
Jerry E. White
President
GenoMed

Dear Dave and Jerry:

This letter outlines the initia1 terms of the business relationship between
GenoMed, LLC (GM) and Better Health Technologies (BHT).

Key Terms

Scope of Services. BHT wi11 provide health ~ consulting and business development services to GM. These services will be rendered by Vince Kuraitis, Alan Kaul and/or other BHT associates as approved by GM. GM will designate David Moskowitz as the primary contact person for BHT.

At your discretion, work can be based on projects and/or as an extended member of your team:

I.   Extended member of GM management team - e.g., brainstorming/strategizing, assisting in client/investor presentations, scouting new market opportunities, sales calls, jumpstarting entry into new markets, etc.

II.  Defined projects, timelines, objectives

We anticipate that our work with you will be similar to the scope of work outlined in a letter to Dr. Moskowitz dated April 6, 2000. Anticipating a high need for flexibility on this project, we will discuss the exact scope of work with you weekly. At your request, BHT will prepare an advance work plan for specific projects (actions, timing, responsible persons).

We anticipate:

I.   Preparatory work and teleconferences during the last 2 weeks of 2001

II.  Initial meeting in St. Louis early in January
III. A preliminary recommended approach and strategic direction agreed upon in writing by January 15

Retainer. During an initial term of 3 months starting December 18, 2001, BHT will guarantee availability of 28 days consulting services to GM. The agreement will extend automatically on a month-to-month basis (at 10 days per month) after the initial term.

Additional Consulting Time Based on GM's needs and BHT's availability, additional consulting services can be purchased at the same rate. You will be asked to authorize additional time in writing.

Rates. The rate for BHT's service is $1,800 per day/$225 per hour. When working at your site or traveling on your behalf, we will bill you at a per diem rate
(i.e., you will never get a bill for more than 8 hours work in 8 single day).

Non-Cash Compensation. We've agreed in principle that 40% of BHT's compensation will be payable in some type of equity in GM (Stock options, warrants, etc.). We agree to work out the exact details of this in a separate, written agreement over the next 30 days. The terms will be retroactive to the starting date of this agreement.

Invoices. BHT win bill GM in advance at the beginning of each month. The invoice will include 1) a retainer payment for services to be rendered that month, 2)
additional charges for consulting services performed beyond the initial retainer in the previous month, and 3) reasonable project-related expenses including report production, postage, parking, and travel to and from project or other sites as agreed by client. Expenses will be billed at cost. Invoices are due within 10 days of receipt.

We are prepared to begin work on this project upon receipt of an advance payment of 50% of the total cash compensation (28 days x $1,800 per day x 60% cash x 50%
advance = $15,120).

Independent Contractor Relationship. BHT will act as an independent contractor and not as an employee of GM.

Termination. Either party may terminate the agreement for any reason with written notice prior to the expiration of the initia1 term.

Confidential Information. We have already signed a non-disclosure agreement.

Dispute Resolution. In the event a dispute arises relating to this agreement, we agree to resolve the dispute without litigation, utilizing alternative dispute resolution procedures. We agree first to mediate the dispute through the selection of a mutually agreeable mediator who will conduct a confidential, non-binding mediation. If the mediation is unsuccessful, we agree to submit the dispute to binding arbitration pursuant to the Uniform Arbitration Act and the
Commercial Arbitration Rules of the American Arbitration Association. The
arbitration will be conducted before a sing1e arbitrator and shall be final, subject only to the relief available under the Arbitration Act. We agree to bear expenses equally if mediation or arbitration is required.

Is there anything else you would like to cover in this letter? If this letter agreement is OK, please return a signed copy by fax to (208) 361-0069.

Sincerely,

Vince Kuraitis

Accepted for GenoMed:                  Accepted for Better Health Technologies

Date 12/19/01                          Date 12/24/01
By /s/ David W. Moskowitz              By /s/ Vince Kuraitis
Title Chairman & CMO                   Title Principal